UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: March 22, 2010

(Date of earliest event reported)

DST Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-14036 (Commission File Number)	43-1581814 (I.R.S. Employer Identification Number)

333 West 11th Street
Kansas City, Missouri 64105
(Address of principal executive offices, including zip code)

(816) 435-1000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2010 (the “Grant Date”), the Compensation Committee of the Board of Directors (the “Committee”) of DST Systems, Inc. (the “Company”) granted equity awards under the Company’s 2005 Equity Incentive Plan as a component of 2010 executive compensation.  Grantees among our executive officers included Thomas A. McDonnell, Chief Executive Officer; Stephen C. Hooley, President and Chief Operating Officer; Kenneth V. Hager, Chief Financial Officer; and Jonathan J. Boehm, Executive Vice President.

These officers (the “Grantees”) each received restricted stock units for which vesting is based upon achievement of Company earnings per share goals (“RSUs”).  Each RSU represents the right to receive one share of the Company's common stock upon vesting.  The vesting formula to determine the number of RSUs that shall vest (“Vesting Calculation”) is based on increases (“Goal Achievement”) for any of the five performance years (2010-2014) in Company earnings per share (“EPS”) over EPS for the immediately preceding performance year.

In Item 9B of  its Annual Report on Form 10-K for the period ended December 31, 2009, the Company reported the number of RSUs granted to the Grantees (“Grant Level”), the Vesting Calculation, and the other material terms and conditions of the RSUs.  On March 22, 2010, the Committee revised certain of the other terms and conditions.

Following is a description of the material revisions to the RSU awards (“Modified Terms”).  This summary is not intended to be complete, and is qualified in its entirety by reference to the form of Restricted Stock Unit Award Agreement included as Exhibit 10.1 to this report and incorporated herein by reference.  Other than the Modified Terms, the original terms and conditions described in Item 9B remain in full force and effect, including the Grant Date, Grant Level, and Vesting Calculation, and the description in Item 9B is incorporated herein by reference.

Under the Modified Terms, vesting of the revised RSUs depends, in addition to Goal Achievement, on a Grantee’s continued service to the Company through the first three years of the performance period (ending on December 31, 2012, “Time Condition”).  Each March following the satisfaction of the Time Condition (i.e., in March 2013, 2014 and 2015) a percentage of the RSUs may vest based upon the Vesting Calculation. Any RSUs that do not vest in or prior to March of 2015 will be forfeited.

The Modified Terms provide that upon a termination of employment in connection with a business unit divestiture (“BUD,” as defined in the award agreement), RSUs that are unvested as of the date of the BUD may vest pro rata based on the number of calendar months that have elapsed from the first day of the performance period to the date of the BUD (regardless of whether the Time Condition has been satisfied).  Pro rata vesting will occur only if any level of goal achievement has been certified prior to or for the performance year in which the BUD occurred (“BUD Year”).  If no level of goal achievement has occurred by the date of the BUD, the determination of whether pro rata vesting shall occur is to be delayed until the Committee determines whether goals were achieved for the BUD Year.  The remaining RSU's will be forfeited.

The Modified Terms further provide that upon a termination of employment in connection with a reduction in force or retirement (each as defined in the award agreement and each, an “Event”), a number of RSUs may vest regardless of whether the Time Condition has been satisfied.  The vesting determination will be delayed until the Committee's determination of performance for the year in which the Event occurred (“Event Year”), and the number of RSUs that would have vested on the determination date shall vest pro rata based on the number of calendar months the affected Grantee worked in the Event Year (and, if the Event is prior to the elapsing of the Time Condition, an additional number of RSUs shall vest based upon Goal Achievement for performance year(s) preceding the Event Year and assuming the Time Condition had not applied).  The remaining RSUs will be forfeited.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Form of Restricted Stock Unit Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DST Systems, Inc.

By:	/s/ Randall D. Young
Randall D. Young
Vice President, General Counsel and Secretary

Date: March 25, 2010